Exhibit 99.1

4 April 2013

ANNOUNCEMENT

Diligent Board Member Services, Inc (Diligent)

The Board of Directors of Diligent met today.

At that Board meeting the Board resolved to:

(a)	increase the size of the Board to seven and to appoint Mr Greg Petersen to fill that casual vacancy as an independent director pending the annual meeting of Diligent on 4 June 2013. Mr Petersen’s appointment as a director of Diligent will be voted on by shareholders at the annual meeting. A brief profile of Mr Petersen is attached.

(b)	put to shareholders at the annual meeting on 4 June 2013, the ratification of Deloitte Touche LLP ((Deloitte) as Diligent’s auditors for the year ending 31 December 2013 and also to review Diligent’s quarterly reporting during the 2013 year.

Chairman, David Liptak, said the Board is delighted that Mr Petersen has accepted an appointment as a director. “Greg’s business experience including as a chief financial officer of several successful software companies and as a director of two publicly listed companies will add additional strength to Diligent’s board.”

The Board notes that it is pleased that Deloitte has accepted the engagement and sees this as a further step in Diligent’s growth as a company. Deloitte as a global firm has a wide reach which suits the expansive nature of Diligent’s business. Diligent will, prior to preparing its financial statements for the year ending 31 December 2013, seek to comply with the requirements of the Financial Reporting Act 1993 in all respects and will seek to work with Deloitte and the New Zealand regulatory authorities to find a solution to the requirement of auditor registration under the Auditor Regulation Act 2011. Diligent’s former accounting firm Holtz Rubenstein Reminick LLP has completed its term of engagement for the year ending 31 December 2012 and the Board thanks the firm for its years of service to the Company.

Investor inquiries:

Sonya Joyce

Phone: +64 4 894 6912

Media inquiries:

Geoff Senescall

Phone: +64 21 481 234

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Exhibit 99.1

Biography

Greg B. Petersen  Mr. Petersen, age 50, is currently a private investor and serves as a director and on the audit committee of PROS Holdings, Inc. and KIT digital, Inc.   Mr. Petersen has an extensive background as a technology company chief financial officer, and significant experience in financial planning, reporting and internal controls. From 2001 through 2012 he has been the Executive Vice President and Chief Financial Officer of several technology companies including Activant Solutions, an enterprise software provider to the automotive, hardware, lumber and wholesale verticals, Lombardi Software, a business process management software company sold to IBM, CBG Holdings, Inc., a provider of banking software and services and CSIdentity, Inc., a provider of identity monitoring software and services. Mr. Petersen started his career after business school at American Airlines where he worked in corporate development and finance from 1989 to 1997. Mr. Petersen holds a B.A. degree in Economics from Boston College and an M.B.A. from the Fuqua School of Business at Duke University.

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